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Exhibit 4.17

[THE COCA-COLA COMPANY LETTERHEAD]

June 3, 2009

Coca-Cola FEMSA de Costa Rica, S.A.
Republic of Costa Rica

Dear Sirs:

In regards to the Bottler Agreement in force and effect since October 1, 2002 (“the Agreement”) entered into between you and The Coca-Cola Company (the “Company”), we inform you that a new bottler agreement is in the final stages of discussion and approval among the parties, which we estimate will be executed towards the middle of July 2009, hereby the Agreement is temporarily extended from March 31, 2009 until:

July 31, 2009

With the exception of said extension, all the terms and conditions of the Agreement will continue to be fully valid until the expiration of said additional term, and once the extension expires, the Bottler will no longer have the right to claim a tacit renewal of the aforementioned Agreement.

Sincerely,
THE COCA-COLA COMPANY

/s/

Authorized Representative

Accepted by:
COCA-COLA FEMSA DE COSTA RICA, S.A.

/s/

Authorized Representative